Exhibit 5.1

MANATT, PHELPS & PHILLIPS, LLP
11355 W. Olympic Blvd.
Los Angeles, CA 90064

March 26, 2013

Patient Safety Technologies, Inc.
2 Venture Plaza, Suite 350
Irvine, California 92618

Re: Registration Statement on Form S-8 dated March 25, 2013

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-8 executed by you on March 25, 2013 (the "Registration Statement") and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,303,334 shares of your common stock, $0.0001 par value per share (the "Registration Shares"), which will be issuable under the Patient Safety Technologies, Inc. (the "Company") 2009 Stock Option Plan, as amended (the "Plan") and certain non-plan stock option agreements by and between the Company and each of Brian Stewart, David Dreyer, and four other employees of the Company referenced in the Registration Statement (the "Non-Plan Agreements").

In rendering our opinion, we have examined, among other things, the Amended and Restated Articles of Incorporation and the Bylaws of the Company, both as amended to date, the Plan, the Non-Plan Agreements, the Registration Statement, corporate proceedings of the Company relating to the establishment of the Plan, the Non-Plan Agreements and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company with respect to the Plan and the Non-Plan Agreements to date.  As to facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, it is our opinion that the Registration Shares have been duly authorized and, when issued and outstanding pursuant to the terms of the Plan and the Non-Plan Agreements, respectively, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of Delaware, as amended.  We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MANATT, PHELPS & PHILLIPS, LLP

Manatt, Phelps & Phillips, LLP